Exhibit 10.1

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is entered into this 24th day of June, 2024 by and between STRATTEC SECURITY CORPORATION (the “Company”) and Rolando J. Guillot (the “Employee”). Reference is made herein to the Employment Agreement, dated as of May 5, 2010, by and between the Company and the Employee (the “Employment Agreement”) and the Change in Control, dated as of July 1, 2016, by and between the Company and the Employee (the “Change in Control Agreement”).

WHEREAS, the Employee has provided valuable services to the Company during the Employee’s employment with the Company, including serving as Interim President and Chief Executive Officer effective January 1, 2024; and

WHEREAS, the Company has announced the appointment of Jennifer L. Slater as the Company’s President and Chief Executive Officer effective July 1, 2024, at which time Employee will return to his role as Senior Vice President – Operations and Chief Operating Officer;

WHEREAS, the Company wishes to incentivize the Employee to remain as an employee of the Company through the Retention Date, as herein defined;

NOW, THEREFORE, in exchange for and in consideration of the mutual promises contained herein, along with other good and valuable consideration, the Company and the Employee hereby agree as follows:

1. Retention Payment. Provided that the Employee remains in compliance with the terms and conditions of the Employment Agreement and, to the extent applicable, the Change in Control Agreement, and remains continuously employed by the Company as a full-time employee through December 31, 2024 (the “Retention Date”), the Company will provide the Employee with a lump sum cash payment, in the amount of $108,000 (the “Retention Payment”). Such payment will be made within 30 days following the Retention Date.

2. Termination During Retention Period. If the Employee’s employment with the Company terminates for any reason, voluntary or involuntary, prior to the Retention Date, the Employee will not be entitled to receive any portion of the Retention Payment; provided, that any such termination will remain subject to the terms and conditions of the Employment Agreement and the Change in Control Agreement, as may be applicable.

3. Withholdings. The Retention Payment payable hereunder will be reduced by the Company by any applicable taxes or other amounts required to be withheld by law or contract.

4. Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

5. Modifications. No modification or amendment of this Agreement will be effective unless the same be in a writing duly executed by all the parties hereto.

6. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous representations or agreements, whether oral or written, relating thereto; provided, that this Agreement will not supersede the Employment Agreement and the Change in Control Agreement.

7. Internal Revenue Code Section 409A. This Agreement and the Retention Payment are intended to satisfy the requirements of the “short term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall in all respects be administered in accordance with that exception. However, nothing herein shall be construed as the guarantee of any particular tax treatment to the Employee, and neither the Company nor any of its subsidiaries or affiliates shall have any liability with respect to any failure to comply with the requirements of Section 409A.

8. No Guarantee of Employment; No Other Benefits. This Agreement does not and will not be construed as a guarantee of continued employment of the Employee by the Company or any of its subsidiaries or affiliates for any period of time. The Employee’s employment remains an employment terminable at will by either party at any time and for any reason. The Retention Payment is a special incentive payment and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company or its subsidiaries or affiliates, unless such plan or agreement expressly provides otherwise.

9. Governing Law. This Agreement will be governed by and construed exclusively in accordance with the laws of the State of Wisconsin, regardless of choice of law requirements.

10. Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed as of the day, month and year first above written.

EMPLOYEE STRATTEC SECURITY CORPORATION

/s/ Rolando J. Guillot By: /s/ Thomas W. Florsheim, Jr.

Rolando J. Guillot Thomas W Florsheim, Jr.

Chair, Compensation Committee